Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2015 Operating Results

NEW YORK, NY, February 17, 2016 - Urban Edge Properties (NYSE:UE) (the "Company") announced today its financial results for the three and twelve months ended December 31, 2015.

Highlights of the Quarter and Full Year include:

•	Generated Recurring Funds from Operations of $0.31 per diluted share for the quarter, and $1.21 per diluted share for the twelve months ended December 31, 2015

•	Generated Funds from Operations ("FFO") of $0.30 per diluted share for the quarter and $0.93 per diluted share for the twelve months ended December 31, 2015

•
Increased same-property Net Operating Income (“NOI”) by 5.3% (5.2% including properties in redevelopment) as compared to the fourth quarter of 2014, and by 4.1% (4.0% including properties in redevelopment) for the twelve months ended December 31, 2015 as compared to the same period in 2014

•	Increased same-property retail portfolio occupancy by 90 basis points to 97.2% as compared to December 31, 2014 and by 60 basis points as compared to September 30, 2015

•	Consolidated retail portfolio occupancy increased by 40 basis points to 96.2% as compared to December 31, 2014 and by 10 basis points compared to September 30, 2015

•	Executed 28 new leases, renewals, and options during the quarter totaling 360,000 square feet. Same-space leases totaled 316,500 square feet at an average rent spread of 9.0%.

•
Increased active development, redevelopment and anchor repositioning projects to $122.8 million, up $17.1 million since September 30, 2015. Expecting to generate an unleveraged yield of approximately 12% on these projects.

•
Shadow development and redevelopment pipeline consists of approximately $200.0 million of projects to be completed over the next several years. Expecting to generate an unleveraged yield of approximately 8% on these projects.

•	Acquired Pan Bay Center, a 46,000 square foot neighborhood street retail and office property located in Queens, New York for $27.0 million on December 23, 2015.

•	Ended the quarter with $169.0 million cash and cash equivalents and no amounts drawn on the $500 million revolving credit facility

Financial Highlights:
Recurring FFO was $32.7 million, or $0.31 per diluted share, for the fourth quarter of 2015 and was $127.9 million, or $1.21 per diluted share, for the twelve months ended December 31, 2015.
FFO was $31.7 million, or $0.30 per diluted share, for the fourth quarter of 2015 which includes $1.6 million of transaction costs and $0.7 million of severance costs, offset by $0.7 million of tenant bankruptcy settlement income and $0.5 million of real estate tax settlement income related to prior periods. FFO was $98.0 million, or $0.93 per diluted share, for the twelve months ended December 31, 2015 and includes $29.0 million of transaction costs and one-time equity awards associated with our spin-off from Vornado, $2.2 million of other transaction costs including costs associated with the acquisition of Pan Bay, $1.4 million of environmental remediation costs, $1.0 million of debt restructuring costs and $0.7 million of severance costs, partially offset by $3.7 million of tenant bankruptcy settlement income and $0.5 million of real estate tax settlement income related to prior periods.

Net income attributable to common shareholders was $15.2 million, or $0.15 per diluted share, for the quarter ended December 31, 2015, and $38.8 million, or $0.39 per diluted share, for the twelve months ended December 31, 2015. A reconciliation of net income attributable to common shareholders to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Operating Highlights:
Same-property NOI increased 5.3% for the fourth quarter of 2015 as compared to the fourth quarter of 2014 due to higher occupancy, new rent commencements, contractual rent increases, higher recoveries and lower landlord expenses. Same-property NOI increased 4.1% for the twelve months ended December 31, 2015 as compared to the same period of 2014. Same-property NOI growth benefited from $0.7 million of non-recurring landlord costs associated with deferred maintenance on vacancies incurred in the fourth quarter of 2014. Excluding these costs, same-property NOI would have increased 3.7% in the fourth quarter of 2015 as compared to the fourth quarter of 2014 and would have increased 3.8% for the twelve months ended December 31, 2015 as compared to the same period in 2014. No such landlord costs were incurred prior to the fourth quarter of 2014.
Same-property NOI including properties under redevelopment increased 5.2% for the fourth quarter of 2015 as compared to the fourth quarter in 2014. Same-property NOI including properties under redevelopment increased 4.0% for the twelve months ended December 31, 2015 as compared to the same period of 2014. Excluding the impact of the previously described expenses incurred in the fourth quarter of 2014, same-property NOI including properties under redevelopment would have increased 3.8% for the fourth quarter of 2015 as compared to the fourth quarter in 2014 and would have increased 3.6% for the twelve months ended December 31, 2015 as compared to the same period in 2014. A reconciliation of income before income taxes to same-property NOI is provided in the tables accompanying this press release.
On a same-property basis, retail portfolio occupancy was 97.2%, up 90 basis points compared to December 31, 2014, and up 60 basis points as compared to September 30, 2015. As of December 31, 2015, occupancy for the Company’s consolidated retail portfolio was 96.2%, up 40 basis points compared to December 31, 2014, and up 10 basis points compared to September 30, 2015.
During the fourth quarter of 2015, the Company executed 28 new leases, renewals and options totaling 360,000 square feet. On a same-space basis, 24 leases were executed comprising 316,500 square feet at an average rental rate of $24.18 per square foot, resulting in an average increase of 9.0% from prior cash rents (excluding the impact of straight-line rents). Noteworthy leases executed during the fourth quarter of 2015 include 99 Ranch at Hackensack (60,000 sf), Home Depot renewal and expansion at Freeport (155,000 sf), Petsmart at Garfield (18,000 sf), AAA at North Plainfield (9,000 sf) and Z Gallerie at Walnut Creek (7,000 sf).
For the twelve months ended December 31, 2015, the Company executed 91 leases representing 1,025,000 square feet on a same space basis at a weighted average increase of 8.5% from prior cash rents.

Development, Redevelopment and Anchor Repositioning:
The Company had approximately $122.8 million of active development, redevelopment and anchor repositioning projects underway of which $91.0 million remains to be funded as of December 31, 2015. Active development, redevelopment and anchor repositioning projects increased $17.1 million during the quarter ended December 31, 2015 related to new pad development projects at North Plainfield, NJ and Glen Burnie, MD, as well as anchor repositioning at Hackensack, NJ, Walnut Creek (Mt. Diablo), CA, Freeport, NY and East Hanover, NJ. The Company is expecting to generate an unleveraged yield of approximately 12% on these projects.
The Company continues to focus on its redevelopment pipeline, which includes approximately $200.0 million of planned expansions and renovations the Company expects to complete over the next several years. The Company is expecting to generate an unleveraged yield of approximately 8% on these projects.

Balance Sheet Highlights:
At December 31, 2015, the Company’s total market capitalization (including debt and equity) was $3.7 billion comprised of 105.4 million shares of common shares outstanding (on a fully diluted basis) valued at approximately $2.5 billion and approximately $1.2 billion of debt. The Company's ratio of net debt (net of cash) to total market capitalization was 28.9%. The Company's net debt to annualized Adjusted Earnings before interest, tax, depreciation and amortization ("EBITDA") was 5.8x as of December 31, 2015. At December 31, 2015, the Company had approximately $169.0 million of cash and cash equivalents on hand and nothing drawn on its $500.0 million revolving credit facility.

Non-GAAP Financial Measures
The Company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. The National Association of Real Estate Investment Trusts ("NAREIT") stated in its April 2002 White Paper on FFO, "Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves." The Company also believes that Recurring FFO is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO, as defined by NAREIT and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company makes certain adjustments to FFO, which it refers to as Recurring FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity and non-recurring revenue and expenses. The Company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and Recurring FFO measures. The Company's method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
The Company uses NOI, which is a non-GAAP financial measure, internally as a performance measure and believes NOI provides useful information to investors regarding the Company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from our operating income or net income.
In this release, the Company has provided NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared. Information on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and properties acquired, sold, or are in the foreclosure process during the periods being compared. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when a property is considered to be a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan and is expected to have a significant impact on property operating income based on the retenanting that is occurring. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally the first full year in which the property is 90% leased. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided NOI on a same-property basis adjusted to include redevelopment properties. The Company calculates same-property NOI using operating income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.
Earnings before interest, tax, depreciation and amortization ("EBITDA") and Adjusted EBITDA are supplemental, non-GAAP measures utilized in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs and as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance. Accordingly, the Company believes that the use of EBITDA and Adjusted EBITDA as opposed to income before income taxes in various ratios, provides a meaningful performance measure as it relates to the Company's ability to meet various coverage tests for the stated periods.
FFO, Recurring FFO, NOI, same-property NOI, EBITDA and Adjusted EBITDA are presented to assist investors in analyzing the Company’s operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. The Company believes net income attributable to common shareholders is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income before income taxes is the most directly comparable GAAP financial measure to NOI and same-property NOI and net income (loss) is the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 84 properties totaling 14.8 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development and redevelopment projects, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline and the Company's ability to achieve the estimated unleveraged returns for such projects. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2014, as amended.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2015	2014
ASSETS
Real estate, at cost:
Land	$389,080	$378,096
Buildings and improvements	1,630,539	1,632,228
Construction in progress	61,147	8,545
Furniture, fixtures and equipment	3,876	3,935
Total	2,084,642	2,022,804
Accumulated depreciation and amortization	(509,112)	(467,503)
Real estate, net	1,575,530	1,555,301
Cash and cash equivalents	168,983	2,600
Cash held in escrow and restricted cash	9,042	9,967
Tenant and other receivables, net of allowance for doubtful accounts of $1,926 and $2,432, respectively	10,364	11,424
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $148 and $0, respectively	88,778	89,199
Identified intangible assets, net of accumulated amortization of $22,090 and $20,672, respectively	33,953	34,775
Deferred leasing costs, net of accumulated amortization of $12,987 and $12,121, respectively	18,455	17,653
Prepaid expenses and other assets	10,988	10,257
Deferred financing costs, net of accumulated amortization of $709 and $0, respectively	2,838	—
Total assets	$1,918,931	$1,731,176

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of unamortized debt issuance costs of $8,282 and $10,353, respectively	$1,233,983	$1,278,182
Identified intangible liabilities, net of accumulated amortization of $65,220 and $62,395, respectively	154,855	160,667
Accounts payable and accrued expenses	45,331	26,924
Other liabilities	13,308	6,540
Total liabilities	1,447,477	1,472,313
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 99,290,952 shares issued and outstanding	993	—
Additional paid-in capital	475,369	—
Accumulated earnings (deficit)	(38,442)	—
Noncontrolling interests:
Redeemable noncontrolling interests	33,177	—
Noncontrolling interest in consolidated subsidiaries	357	341
Vornado equity	—	258,522
Total equity	471,454	258,863
Total liabilities and equity	$1,918,931	$1,731,176

URBAN EDGE PROPERTIES
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
REVENUE
Property rentals	$58,790	$59,417	$231,867	$232,592
Tenant expense reimbursements	20,675	20,136	84,617	81,887
Management and development fees	482	137	2,261	535
Other income	675	118	4,200	662
Total revenue	80,622	79,808	322,945	315,676
EXPENSES
Depreciation and amortization	15,685	13,209	57,253	53,653
Real estate taxes	11,743	12,605	49,311	49,835
Property operating	12,593	13,015	50,595	51,988
General and administrative	6,541	3,545	32,044	17,820
Ground rent	2,523	2,501	10,129	10,304
Transaction costs	1,574	3,921	24,011	8,604
Provision for doubtful accounts	387	278	1,526	1,032
Total expenses	51,046	49,074	224,869	193,236
Operating income	29,576	30,734	98,076	122,440
Interest income	49	9	150	35
Interest and debt expense	(13,563)	(14,389)	(55,584)	(54,960)
Income before income taxes	16,062	16,354	42,642	67,515
Income tax expense	105	(146)	(1,294)	(1,721)
Net income	16,167	16,208	41,348	65,794
Less net income attributable to noncontrolling interests in:
Operating partnership	(942)	—	(2,547)	—
Consolidated subsidiaries	1	(6)	(16)	(22)
Net income attributable to common shareholders	$15,226	$16,202	$38,785	$65,772

Earnings per common share - Basic:	$0.15	$0.16	$0.39	$0.66
Earnings per common share - Diluted:	$0.15	$0.16	$0.39	$0.66
Weighted average shares outstanding - Basic	99,256	99,248	99,252	99,248
Weighted average shares outstanding - Diluted	99,291	99,248	99,278	99,248

Reconciliation of Net Income Attributable to Common Shareholders to FFO and Recurring FFO

The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to common shareholders, the most directly comparable GAAP measure, for the three and twelve months ended December 31, 2015.

	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2015
	(in thousands)	(in thousands)
Net income attributable to common shareholders	$15,226	$38,785
Adjustments:
Rental property depreciation and amortization	15,517	56,619
Limited partnership interests in operating partnership	942	2,547
FFO Applicable to diluted common shareholders	31,685	97,951
FFO per diluted common share(1)	0.30	0.93

Transaction costs	1,574	24,011
One-time equity awards related to the spin-off	—	7,143
Environmental remediation costs	—	1,379
Severance costs	693	693
Tenant bankruptcy settlement income	(704)	(3,738)
Real estate tax settlement income related to prior periods	(532)	(532)
Debt restructuring expenses	—	1,034
Recurring FFO Applicable to diluted common shareholders	$32,716	$127,941
Recurring FFO per diluted common share(1)	$0.31	$1.21

Weighted average diluted common shares(1)	105,441	105,375

(1) Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share for all periods presented is higher than the GAAP weighted average diluted shares as a result of the dilutive impact of the 6.1 million Operating Partnership and LTIP units which are redeemable into our common shares. These redeemable units are not included in the weighted average diluted share count for the periods presented for GAAP purposes because their inclusion is anti-dilutive.

FFO and Recurring FFO are non-GAAP financial measures. The Company believes that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. The Company believes that Recurring FFO provides additional comparability between historical financial periods. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Income before Income Taxes to NOI and Same-Property NOI

The following table reflects the reconciliation of NOI, same-property NOI (with and without redevelopment) to income before income taxes, the most directly comparable GAAP measure, for the three and twelve months ended December 31, 2015 and 2014.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2015	2014	2015	2014
Income before income taxes	$16,062	$16,354	$42,642	$67,515
Interest income	(49)	(9)	(150)	(35)
Interest and debt expense	13,563	14,389	55,584	54,960
Operating income	29,576	30,734	98,076	122,440
Depreciation and amortization	15,685	13,209	57,253	53,653
General and administrative expense	6,541	3,545	32,044	17,820
Transaction costs	1,574	3,921	24,011	8,604
Subtotal	53,376	51,409	211,384	202,517
Less: non-cash rental income	(1,727)	(3,555)	(7,468)	(10,880)
Add: non-cash ground rent expense	331	355	1,346	1,531
NOI	51,980	48,209	205,262	193,168
Adjustments:
NOI related to properties being redeveloped	(3,868)	(3,711)	(16,039)	(15,598)
Tenant bankruptcy settlement and lease termination income	(815)	—	(4,022)	(260)
Environmental remediation costs	—	(272)	1,379	(272)
Real estate tax settlement income related to prior periods	(532)	—	(532)	—
NOI related to properties acquired, disposed, or in foreclosure	(177)	(62)	(611)	(471)
Management and development fee income from non-owned properties	(482)	(137)	(2,261)	(535)
Other	101	(144)	(69)	(53)
Subtotal adjustments	(5,773)	(4,326)	(22,155)	(17,189)
Same-property NOI	$46,207	$43,883	$183,107	$175,979
Adjustments:
NOI related to properties being redeveloped	3,868	3,711	16,039	15,598
Same-property NOI including properties in redevelopment	$50,075	$47,594	$199,146	$191,577

NOI and same-property NOI are non-GAAP financial measures. The Company believes that same-property NOI is a widely used and appropriate supplemental measure of operating performance for comparison among REITs. Refer to “Non-GAAP Financial Measures” above.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP measure, for the three and twelve months ended December 31, 2015 and 2014.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Amounts in thousands)	2015	2014	2015	2014
Net income	$16,167	$16,208	$41,348	$65,794
Depreciation and amortization	15,685	13,209	57,253	53,653
Interest and debt expense	13,563	14,389	55,584	54,960
Income tax expense	(105)	146	1,294	1,721
EBITDA	45,310	43,952	155,479	176,128
Adjustments for Adjusted EBITDA:
Transaction costs	1,574	3,921	24,011	8,604
One-time equity awards related to the spin-off	—	—	7,143	—
Environmental remediation costs	—	—	1,379	—
Severance costs	693	—	693	—
Tenant bankruptcy settlement income	(704)	—	(3,738)	—
Real estate tax settlement income related to prior periods	(532)	—	(532)	—
Adjusted EBITDA	$46,341	$47,873	$184,435	$184,732